Exhibit 4.5

LEIFRAS Co., Ltd. 7th Unsecured Bonds

(Guaranteed by Chikuhÿ Bank Ltd., limited to qualified institutional investors)

Corporate bond ledger

Display of main items

(1)	Name of the issuer	LEIFRAS Co., Ltd..
(2)	Date of decision to issue corporate bonds	October 15, 2025
(3)	Name of the bond	LEIFRAS Co., Ltd. 7th Unsecured Corporate Bond (Guaranteed by Chikuhÿ Bank Ltd., limited to qualified institutional investors)
(4)	Total amount of corporate bonds	200 million yen
(5)	Amount of each corporate bond (*)	One type worth 10 million yen
(6)	Interest rate	1.250% per year
(7)	Payment due date (issue date)	January 30, 2026
(8)	Interest payment due date	Every year on January 30th and July 30th
(9)	Final repayment date	January 30, 2031
(10)	First scheduled repayment date	July 30, 2026
(11)	Regular redemption date	January 30th and July 30th of each year, following the initial scheduled repayment date.
(12)	Timely repayment amount	1 million yen per bond amount
(13)	Guarantor	Chikuhÿ Bank, Ltd.: Guarantee ratio 100%
(14)	Financial agent (issuing agent) (including the location of the payment agent) and their contact information	Chikuhÿ Bank, Ltd. 2456-1 Suwano-machi, Kurume City, Fukuoka Prefecture
(15)	Agent for fulfilling guarantee obligations	Chikuhÿ Bank, Ltd.
(16)	Total underwriter	Chikuhÿ Bank, Ltd.
(17)	Transfer agency	Japan Securities Depository Center, Inc.
(18)	Location of the bondholders’ meeting	Tokyo

(*)	If the total amount of corporate bonds is 500 million yen, enter “Type 1, 100 million yen”.

Information regarding fees

(1)	Finance and issuance/payment agency fees:	3,100,000 yen
(2)	Principal and interest payment fees	In the case of principal repayment, 40/10,000 of the principal payment
In the case of interest payments, 60/10,000 of the interest payment
(3)	Underwriting fee	2,000,000 yen (100/10,000 of the underwriting amount)
(4)	Administrative outsourcing fees	100,000 yen
(5)	New registration fee	17,100 yen

(Basis for calculating new registration fee)
(1)	Portion of total issuance amount of 100 million yen or less	0.95/10,000 yen for every 1 yen of total issuance
(2)	For the portion of the total issuance amount exceeding 100 million yen but not exceeding 500 million yen: 80% of the rate in (1)
The fee is calculated by the cumulative sum of (1) and (2) above.

*	Consumption tax will be added to the handling fee.

LEIFRAS Co., Ltd. 7th Unsecured Corporate Bond

(Guaranteed by Chikuhÿ Bank Ltd., limited to qualified institutional investors) Register

Based on the decision made by LEIFRAS Co., Ltd. (hereinafter referred to as “Party A”) on the date indicated in the main item (2) to issue corporate bonds

The bonds issued on the date indicated in the main item (7), with the name indicated in the main item (3) (hereinafter referred to as “the Bonds”),

The bond register will be applied.

1.	Total amount of corporate bonds	The amount shown in main item (4)

2.	Amount of each corporate bond	The amount shown in main item (5) (not divided into installments)

3.	No issuance of corporate bonds	These bonds are subject to Article 66 of the Act on Transfer of Bonds, Shares, etc. (hereinafter referred to as the “Transfer Act”).

Corporate bonds that stipulate that they will be subject to the provisions of the Transfer Act in accordance with the provisions of Article 2.

Therefore, in accordance with Article 67 of the Transfer Act, it is not possible to issue corporate bonds.

4.	Interest Rate	Interest rates shown in main item (6)

5.	Payment Amount	100 yen for every 100 yen of each bond.

6.	Redemption value	100 yen for every 100 yen of each bond.

7.	Payment due date	The day indicated in the main item (7)

8.	Method and term of repayment

(1)	The principal of these bonds will be paid in installments starting with the first scheduled redemption date shown in the main item (10), and thereafter in installments as shown in the main item (11) On the regular redemption date specified in (11), the amount of each bond specified in the main item (12) Each regular repayment amount will be repaid, and the remaining balance will be repaid on the final repayment date specified in main item (9).

However, the provisions of paragraph 19 shall apply. Furthermore, of the bonds of this paragraph, the following shall be paid by the end of the month two months prior to the scheduled redemption date.

(2)	If any bonds have been extinguished by the buyback and cancellation under item (2), the amount equivalent to the face value of those bonds will be deducted from the regular redemption amount.

The amount is deducted. In this case, the amount already deducted is not included.

(2)	The purchase and cancellation of these bonds may be carried out at any time from the day following the date of issue.

(3)	The date on which these bonds are due to be redeemed falls on a holiday of Chikuhÿ Bank Ltd. (hereinafter referred to as “Party B”) (hereinafter referred to as “holiday”).

In the case of ( ), payment shall be made on the immediately preceding business day of Party B (hereinafter referred to as “business day”).

Advance it.

9.	Method and term of interest payment

(1)	Interest on these bonds will be accrued from the day following the issuance date until the final redemption date, as shown in the main item (8).

Interest is paid on each due date for the first half or year up to that date. However, interest for periods less than half a year or a full year is calculated separately.

When doing so, calculate this on a daily basis for half a year or a full year.

(2)	If the day on which interest is due falls on a non-business day, the payment shall be brought forward to the previous business day.

(3)	No interest will be paid on these bonds after the final redemption date.

10.	Whether or not there is collateral.

These bonds are not secured by collateral, and there are no assets specifically reserved for these bonds.

11.	Warranty

Party B shall be a joint guarantor and several guarantor for the debt related to the payment of principal and interest that Party A is liable for under these bonds.

Therefore, they shall bear the debt jointly and severally with Party A.

12.	Failure to appoint a bond trustee.

These bonds satisfy the requirements of the proviso to Article 702 of the Companies Act, and the bond administrator responsible for managing these bonds is...

It is not installed.

13.	Financial Agent (including the roles of issuing agent and paying agent)

(1)	The financial agent (including the roles of issuing agent and paying agent) with respect to these bonds is responsible for the main items (14) The person specified in (14) The financial agent shall be the person who has entered into a financial and issuance/payment agency agreement with Party A.

In accordance with the provisions of the contract, and with the care of a prudent manager, the issuing agent will perform the duties and support of Party A.

This company handles administrative matters related to these bonds, including acting as a payment agent.

(2)	The financial agent shall have no obligations or liabilities to the bondholders with respect to these bonds,

We have no agency or trust relationship with any bondholders.

(3)	If Party A changes its financial agent, Party A shall notify bondholders in the manner prescribed in paragraph 25, and public notice

This can be done after a period of 30 days has elapsed since the day it was done. However, if it is known individually

This does not apply if all company creditors can be notified.

(4)	The financial agent, as the issuing agent and paying agent, shall, with respect to these bonds, the transfer agent referred to in paragraph 22

The separately stipulated business regulations, the implementing rules thereof, and the methods of handling the business of transfer services, etc. (hereinafter referred to as “business regulations, etc.”)

(This is what is meant.) The work is carried out in accordance with this.

14.	Exemption from filing under the Financial Instruments and Exchange Act

No notification has been filed with respect to these bonds in accordance with Article 4, Paragraph 1 of the Financial Instruments and Exchange Act.

15.	Restrictions on who can acquire it

Party A intends to invest these bonds in qualified institutional investors (persons with expertise and experience in investing in securities).

Issued to persons designated by Cabinet Office Ordinance as “qualified institutional investors” (hereinafter referred to as “qualified institutional investors”).

16.	Verification of the number of investors and issuance restrictions

Party A has issued the same type of corporate bonds, including these bonds, within the past six months (with the same redemption date and interest rate as these bonds).

For identical corporate bonds (hereinafter referred to as “bonds of the same type”), the total number of units of those bonds is less than 50.

In addition to confirming this, the company agrees not to issue similar bonds for six months following the issuance of these bonds.

17.	Restrictions on transfer and restrictions on transfer by division

(1)	Any person who acquires these bonds shall not transfer them except when transferring them to a qualified institutional investor.

There are no restrictions on transfer. (Hereinafter referred to as “transfer restrictions”) Furthermore, any person who acquires these bonds shall not transfer these bonds

When transferring to other specific investors, the minimum unit will be the amount of each bond; otherwise, the transfer will be...

No transfer will take place (hereinafter referred to as “restriction on partial transfer”).

(2)	When a person who has acquired these bonds transfers these bonds to a qualified institutional investor, with respect to these bonds,

The fact that a notification has not been made in accordance with Article 4, Paragraph 1 of the Financial Instruments and Exchange Act and the terms of this bond

The other party shall be notified in writing in advance or simultaneously of any restrictions on transfer and restrictions on severance transfer.

You must know.

18.	Special provisions regarding loss of benefit of time

(1)	If Party A falls under either of the following circumstances (i) or (ii), Party A shall automatically not pay the interest of the term on the total amount of these bonds.

The benefit will be lost. Also, if any of events ÿ through ÿ occur, the bondholders or

On the day the financial agent receives written notice from the guarantor (or the next business day if it is a non-business day),

The benefit of the term is lost with respect to the total amount of the corporate bonds.

(Relevant reason)

(i)	When the repayment provisions set forth in paragraph 8 are violated.

If the payment of interest as stipulated in paragraph 9 is violated and is not made within three business days.

When the early repayment specified in the following section is not made.

With respect to corporate bonds other than these bonds, the benefit of the term is lost, or even if the term arrives, payment is not made.

When it is not possible.

When the benefit of the term is lost with respect to borrowing obligations other than corporate bonds, or when the term has become due

If payment is not made, or if a guarantee obligation made on behalf of a third party is not fulfilled,

When a duty arises but cannot be fulfilled.

Filing for commencement of bankruptcy proceedings, corporate reorganization proceedings, or civil rehabilitation proceedings or similar proceedings.

When a resolution is passed to dissolve (except in the case of a merger).

Commencement of bankruptcy proceedings, corporate reorganization proceedings, or civil rehabilitation proceedings, or special liquidation proceedings

When a similar command is received.

(2)	In the event of loss of the benefit of time, Party A or the guarantor shall immediately notify the party in the manner prescribed in paragraph 25.

An announcement shall be made to the public. However, this shall not apply if it is possible to notify all known corporate creditors individually.

19.	Special provisions regarding early repayment

(1)	If the guarantor falls under any of the reasons listed in the preceding paragraph (ÿ through ÿ), the bondholders will also

The date on which the financial agent receives written notice from the guarantor (or the next business day if it falls on a non-business day)

On the day 30 days after that (or the next business day if it is a non-business day), the remaining balance on the early repayment date

The amount will be repaid early. However, if reason ÿ is met, the amount (after conversion to Japanese yen)

This does not apply if the amount does not exceed 5 billion yen.

(2)	If Party A makes an early repayment pursuant to this paragraph, Party A shall immediately notify Party A of this fact in the manner prescribed in paragraph 25.

An announcement shall be made to the public. However, if it is possible to notify all known corporate creditors individually, then no such announcement shall be made.

stomach.

20.	Special provisions regarding the performance of guarantee obligations

(1)	The bondholders of these bonds shall not request the guarantor to fulfill the guarantee obligation with respect to the bonds for which the benefit of the term has been lost.

If a claim is made, the guarantee obligation performance fee indicated in the main items (1 5) for the guarantor of these bonds will be charged.

To the trustee, the account management institution immediately above the bondholder (hereinafter referred to as the “account management institution”)

A certificate proving the company’s debt, issued by [company name], must be presented, and a request for performance of the guarantee obligation must be submitted.

Let’s assume that.

(2)	Party B shall, within 30 days from the date on which the agent for fulfilling the guarantee obligation receives the request for fulfillment of the guarantee obligation,

To fulfill the obligations to be secured.

(3)	Late payment penalties for performance of guarantee obligations shall be calculated from the date of loss of the benefit of time until the date on which the guarantee obligation is actually performed.

Until then, the interest rate specified in the main item (6) will be used, with the actual number of days in that period being 365 days per year.

The amount will be calculated on a daily basis.

21.	Total underwriter

Persons listed in the main item (16)

22.	Transfer Institution

Persons listed in the main item (17)

23.	Opening an account

Those who acquire these bonds must record the ownership of the rights to these bonds with the clearing house or account management institution.

Open an account in advance.

24.	Payment of principal and interest

The principal and interest payments on these bonds shall be made by the financial agent (including the roles of issuing agent and paying agent).

conduct.

25.	Method of public notice

When making a public announcement to bondholders regarding these bonds, unless otherwise provided by law, it shall be published in the Official Gazette.

And I will post this.

26.	Bondholders’ Meeting

(1)	These bonds and bonds of the same class as these bonds (meaning the class defined in Article 681, item 1 of the Companies Act; the same applies hereinafter)

The bondholders’ meeting for the bonds of (hereinafter collectively referred to as “the Bonds of this Class”) shall be convened by Party A.

It shall be so that a bondholders’ meeting shall be convened at least three weeks before the date of the meeting, and the Companies Act

The matters specified in each item of Article 719 shall be announced in the manner prescribed in paragraph 25.

(2)	The bondholders’ meeting for this type of bond shall be held at the location indicated in the main item (1 8).

(3)	The total amount of this type of bond (excluding the amount already redeemed; also, the total amount of this type of bond held by Party A)

(The following are not included.) Bondholders of this type of corporate bond that amount to one-tenth or more of the total, are subject to Article 86 of the Transfer Act.

After presenting the documents specified in paragraphs 1 and 3 to Party A, the matters that are the purpose of the bondholders’ meeting and

Submit a document to Party A stating the reasons for convening the meeting and request the convening of a meeting of bondholders of this type of bond.

It is possible.

27.	Public Notice of Bond Terms

Party A shall keep a copy of these Terms and Conditions at its head office and make them available for inspection by bondholders of these bonds during its business hours.

It shall be assumed that...

28.	Amount paid for these bonds and the date of payment.

Full payment made on January 30, 2026.

January 30, 2026

4-20-3 Ebisu, Shibuya-ku, Tokyo
Party A: LEIFRAS Co., Ltd.	print
Representative Director: Kiyotaka Ito